Exhibit 22.1

SUBSIDIARIES OF STAR GAS PARTNERS, L.P.

A.P. Woodson Company – District of Columbia

Columbia Petroleum Transportation, LLC – Delaware

Marex Corporation – Maryland

Maxwhale Corp. – Minnesota

Meenan Holdings of New York, Inc. – New York

Meenan Oil Co., Inc. – Delaware

Meenan Oil Co., L.P. – Delaware

Ortep of Pennsylvania, Inc. – Pennsylvania

Petro Holdings, Inc. – Minnesota

Petro Plumbing Corporation – New Jersey

Petro, Inc. – Delaware

Petroleum Heat and Power Co., Inc. – Minnesota

RegionOil Plumbing, Heating and Cooling Co., Inc. – New Jersey

Richland Partners, LLC – Pennsylvania

Star Gas Finance Company – Delaware

Star/Petro, Inc. – Minnesota

TG&E Service Company, Inc. – Florida